EXHIBIT 10(iii)

SHARE CANCELLATION AND

BUSINESS TRANSFER GREEMENT

        This SHARE CANCELLATION AND BUSINESS TRANSFER AGREEMENT (the “Agreement”), dated and effective as of March 7, 2005, sets forth the agreement between CASINO ENTERTAINMENT TELEVISION, INC., a Delaware corporation (the “Company”), and LAWRENCE SMITH, a New Jersey resident (“Smith”), with regard to the matters set forth herein.

RECITALS

WHEREAS, Smith was the founder and initial holder of Six Hundred (600) shares of Gateway Entertainment,

Inc., a New Jersey corporation (“Gateway”);

        WHEREAS, pursuant to that certain Share Exchange Agreement, dated April 30, 2004, (the “Share Exchange Agreement”), (i) all of the shares of Gateway were transferred to the Company and, (ii) Smith received Fifteen Million Six Hundred Thousand (15,600,000) shares of the common stock of the Company,$0.0001 par value per share (the “CET Shares”).

        WHEREAS, in connection with the transactions contemplated by the Share Exchange Agreement, Smith became a member of the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company (“CEO”).

        WHEREAS, Smith’s position as the CEO and as a member of the Board have terminated.

        WHEREAS, prior to the Share Exchange, Gateway was engaged in the business of developing a cable television network devoted primarily to the casino and gaming business and lifestyle (the “Gaming Network Business”).

        WHEREAS, following the closing, CET, both directly and indirectly through Gateway pursued the Gaming Network Business;

        WHEREAS, as a result of a broad range of circumstances, CET was unable to move the Gaming Network Business forward to the satisfaction of CET.

        WHEREAS, Smith desires to continue to pursue the Gaming Network Business and terminate his association with the Company.

        WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to transfer the Gaming Network Business to Smith and to terminate its association with Smith.

        WHEREAS, in connection with the transfer by the Company of the Gaming Business, including all of the stock of Gateway, Smith has agreed to the cancellation of all of the CET Shares;

        WHEREAS, the Company and Smith now desire to enter into this Agreement to memorialize the terms of the transfer of the Company’s Gaming Network Business to Smith and the cancellation of the CET Shares.

        NOW, THEREFORE, for and in consideration of the compensation, benefits and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby covenant and agree as follows:

    1.        Transfer of Gaming Business and Cancellation of Shares.

    (a)        Share Cancellation. On the terms and subject to the conditions set forth in Section 3(a) this Agreement, Smith agrees that all of his interests in the Company, including without limitation the CET Shares, will be canceled without obligation to the Company. The CET shares shall automatically terminate upon the delivery of the Company of the items set forth in Section 3(a) and shall be effective as of such date (the “Share Cancellation Date”).

    (b)        Transfer of Gaming Business. On the terms and subject to the conditions set forth in Section 5(b) of this Agreement, the Company hereby agrees to sell, transfer and assign to Smith, all of the Company’s right, title, interest to the assets of the Company used in connection with the operation Gaming Network Business other than the “Excluded Assets” (as defined below), which transferred assets shall hereinafter be referred to as the “Transferred Assets.” The Transferred Assets shall include the following:

    (i)        Goodwill. All intangible assets of the Company presently used in connection with the Gaming Network Business, including business relationships and such other intangible assets that have been developed by the Company in connection with the operation of the Gaming Network Business.

    (ii)        Property, Plant and Equipment. The equipment, devices, instruments, furniture, fixtures, furnishings and leasehold improvements owned by the Company and used in connection with the operation of the Gaming Network Business.

    (iii)        Material Contracts. The Company’s interest in the material contracts or agreements which relate to the operation of the Gaming Network Business, including without limitation any talent agreements.

    (iv)        Books and Records. All books and records and other documents and information relating to the Transferred Assets and/or used by the Company primarily in connection with the operation of the Gaming Business, including without limitation customer lists, inventory records, purchase orders and invoices, and educational and promotional literature.

    (v)        Gateway. All of the stock of Gateway owned by the Company.

For purposes of this Agreement, the, Excluded Assets shall mean and include the (i) assets of the Company which are not related primarily related to the Gaming Business, including the Company’s bank accounts, financial statements and other accounting records, corporate minute books, shareholder’s lists, and records of governmental filings and (ii) any and all claims (the “Leach Claims”) relating to or arising from the relationship between the Company, its agents and affiliates and Robin Leach (“Leach”), his agents and the respective affiliates of Leach or his agents, which affiliates shall include any entity in which Leach or his agents has an interest (the “Leach Parties”). The proceeds of the Leach Claims shall be divided between the Company and Smith in accordance with Section 4(b). The Transferred Assets will be transferred to Smith immediately upon the delivery (or waiver of delivery) of the items set forth in Section 3(b) (the “Transfer Date”). Subject to and commencing on the Transfer Date, Smith assumes all of the liabilities and obligations related to the Transferred Assets or the Gaming Network Business. Any Transferred Assets for which title is not transferred by delivery of the Bill of Sale described in Section 3(a)(i) shall be transferred upon the Transfer Date by operation of this Agreement.

      2. Representations.

    (a)        Representations by Smith.

    (i)        Smith has the requisite power and authority to enter into and perform this Agreement and to enter into and carry out any other agreements or transactions contemplated by this Agreement. Smith has obtained any third party consents or other approvals required to consummate the transactions contemplated by this Agreement.

    (ii)        This Agreement and any other agreements to be executed by Smith hereunder constitute (or, when executed will constitute) valid and binding obligations of Smith, enforceable in accordance with their terms.

    (iii)        Smith hereby acknowledges that the Transferred Assets are being transferred “AS IS” and that the Company does not make any representations or warranties regarding the Transferred Assets.

    (iv)        All of the CET Shares are owned by Smith free and clear of any liens or other encumbrances, and there are no options, subscriptions, warrants, commitments or other understandings pursuant to which Smith is obligated to transfer, pledge or otherwise encumber the CET Shares.

    (v)        The CET Shares constitute all of Smith’s direct or indirect interests in the Company, and there are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under or pursuant to which the Company or any other party is obligated to issue or transfer interests in the Company to Smith.

    (b)        Representations the Company.

    (i)        The Company has the requisite power and authority to enter into and perform this Agreement and to enter into or carry out any other agreements or transactions contemplated by this Agreement. The Company has obtained any third party consents or other approval required to consummate the transactions contemplated by this Agreement.

    (ii)        This Agreement and any other agreements to be executed by the Company hereunder constitute (or, when executed will constitute) valid and binding obligations of the Company, enforceable in accordance with their terms.

    (iii)        To the actual knowledge of the current Chief Executive Officer of the Company (“CEO”), all of the shares of stock of Gateway owned by the Company (the “Gateway Shares”) are owned by the Company free and clear of any liens or other encumbrances, and there are no options, subscriptions, warrants, commitments or other understandings pursuant to which the Company is obligated to transfer, pledge or otherwise encumber such Gateway Shares.

    (iv)        To the actual knowledge of the CEO, the Gateway Shares constitute all of the issued and outstanding shares of stock of Gateway, and there are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under or pursuant to which the Company or any other party is obligated to issue or transfer interests in the Company to any third party.

    3.        Conditions to the Business Transfer and Cancellation of Shares.

    (a)        Conditions Precedent to Share Cancellation. The cancellation of Shares by Smith described in Section 1(a) shall be subject to the satisfaction of each of the following conditions precedent (each of which is hereby acknowledged to be included for the exclusive benefit of Smith and may be waived in whole or in part by Smith):

    (i)        Delivery by the Company of a Bill of Sale in the form set forth in Exhibit A.

    (ii)        Delivery by the Company of the stock certificates evidencing the Gateway Shares, together with stock powers duly executed in blank (the “Gateway Stock Certificates”); provided, however, that if the Company did not receive the Gateway Stock Certificates, the Company may in lieu of delivering the Gateway Stock Certificates, deliver an affidavit in the form attached hereto as Exhibit B.

    (b)        Conditions Precedent to the Business. The transfer of Transferred Assets and the transactions related thereto shall be subject to the satisfaction of each of the following conditions precedent (each of which is hereby acknowledged to be included for the exclusive benefit of the Company and may be waived in whole or in part by the Company);

    (i)        Delivery by Smith of the stock certificates evidencing the CET Shares, together with stock powers duly executed in blank (the “Company Stock Certificates”); provided, however, that if Smith did not receive the Company Stock Certificates, Smith may in lieu of delivering the Company Stock Certificates, deliver an affidavit in the form attached hereto as Exhibit C;

    (ii)        Delivery by Smith to the Company of the documents, equipment or other property of the Company (other than the Transferred Assets) in the possession or control of Smith and the cash held in the bank account of Gateway.

    4.        Covenants.

    (a)        Restrictive Covenant. As a material and valuable inducement for Smith to enter into this Agreement, and consummate the transactions provided for herein, CET agrees that subject to the occurrence of the transfer of the transferred Assets, the Company will not, engage in the Gaming Network Business during the three year period commencing on the Transfer Date (the “Restricted Period”).

        The Company acknowledges and agrees that a strong relationship and connection exists between Smith and the current and prospective customers of the Company related to the Gaming Network Business, including customers of Gateway. In this regard, in addition to the foregoing restrictions on engaging in the Gaming Network Business above, during the Restricted Period, the Company shall not solicit third parties with whom Smith, Gateway or the Company has contracts related to the Gaming Business or solicit customers of Gateway or the Company with whom Smith has had substantial contact in connection with the operation of the Gaming Network Business.

        Nothing in this Section 4.1(a) shall be construed as prohibiting CET from owning an interest in an entity engaged in the Gaming Network Business, provided that the Company does not exercise any management authority over such entity, other than the exercise of voting or similar rights related to such interest.

    (b)        Leach Claims. The parties hereby acknowledge and agree that the Company and Smith shall share equally any and net proceeds arising from the Leach Claims. For purposes of this Agreement net proceeds of the Leach Claims shall mean the proceeds, paid or provided by Leach or any of the other Leach Parties which arises from the facts and circumstances related to any of the Leach Claims, after payment by the Company of reasonable attorneys fees and costs necessary to collect such proceeds.

        The parties hereby agree to cooperate in connection with the Leach Claims, including without limitation making itself or himself available for depositions and providing facts and other documents related to or necessary to beneficial to the pursuit of the Leach Claims.

    (c)        Cooperation. Each party hereby agrees to take such actions as are necessary or beneficial with respect to the facilitation of the transactions contemplated hereunder. In addition, each party shall make available to the other party the books and records related to the Gaming Network Business. For the six (6) months following the Share Cancellation Date, Smith hereby agrees to be available during reasonable hours to respond to questions from the Company or to assist the Company to discharge or otherwise perform its obligations.

      5. Indemnification.

    (a)        Indemnification by Smith. Smith hereby agrees to defend, indemnify and hold harmless the Company and the other Released Parties from and against any claims, demands, actions, causes of action, damages, losses, costs, liabilities or expenses (“Claims”) which may be brought against the Company or any of its officers, directors, employees or agents (the “Company Parties”) and/or which the Company or any of the other Company Parties may suffer or incur as a result of, in respect of, or arising out of (i) the inaccuracy of any representation or warranty made by Smith in this Agreement or any of the documents delivered by Smith hereunder or (ii) the failure of Smith to comply with any covenants or other commitments made by Smith under this Agreement or any of the documents delivered by Smith hereunder.

    (b)        Indemnification by the Company. The Company hereby agrees to defend, indemnify and hold harmless Smith from and against any Claims which may be brought against Smith and/or which he may suffer or incur as a result of, in respect of, or arising out of (i) the inaccuracy of any representation or warranty made by the Company in this Agreement or any of the documents delivered by the Company hereunder or (ii) the failure of the Company to comply with any covenants or other commitments made by the Company under this Agreement or any of the documents delivered by Smith hereunder.

    6.        Termination of Employee Arrangements. The terms and provisions of any employment agreements, understanding or arrangements between Smith and the Company, if any, shall terminate as of the date hereof without obligation to either party and shall be null and void and have no force and effect.

    7.        Miscellaneous.

    (a)        Nothing contained in this Agreement, or the fact of its execution or negotiation, shall be admissible evidence in any judicial, administrative, or other legal proceeding, or be construed as an admission of any liability or wrongdoing on the part of any party or of any violation of federal or state statutory or common law or regulation.

    (b)        Each party acknowledges that he or it has entered into this Agreement freely, knowingly, and voluntarily; it is further understood and agreed that this Agreement was reached and agreed to by the parties in order to avoid the expense of litigation, as well as the uncertainties of potential litigation.

    (c)        Each party agrees and acknowledges that he or it has read this Agreement carefully and fully understands all of its provisions. The Company advised Smith to consult with legal counsel with respect to this Agreement before executing it, and Smith acknowledges that he has had the opportunity to consult with legal counsel and has in fact consulted with his legal counsel regarding the terms and conditions of this Agreement, and that he has had ample time to review this Agreement. By signing below, each party acknowledges that he or it has voluntarily accepted the terms and conditions of this Agreement. Each party to this Agreement acknowledges that such party has been represented by legal counsel in connection with this Agreement and that no provision hereof shall be construed more harshly against any party as drafter.

    (d)        This Agreement constitutes the entire agreement among the parties hereto with respect to all the matters discussed herein, and supersedes all prior or contemporaneous discussions, communications or agreements, expressed or implied, written or oral, by or between the parties. The waiver by any party of any condition herein shall not relieve the non-performing party from satisfying such condition, whether prior to or subsequent to the occurrence of the event to giving rise to such condition.

    (e)        This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without regard to principles of conflicts of laws of any jurisdiction.

    (f)        Each party represents and agrees that he or it will keep the terms and conditions of this Agreement completely confidential and will not discuss any information concerning this Agreement, or the background or circumstances giving rise to this Agreement (other than its existence or the fact that Smith is no longer associated with Company), with anyone, or disclose the existence of or contents of this Agreement, without the written consent of the other party, unless required to do so by law, or court order or as explicitly contemplated by this Agreement, it being understood that Mary Anne Butcher and Stephen B. Lasser are generally aware of the terms of this Agreement. In the event either party (“1st Party”) is requested in any judicial or administrative proceeding to disclose any such information or matters, such 1st Party will give the other party (“2nd Party”) prompt notice of such request so that an appropriate protective order may be sought. If in the absence of a protective order 1st Party is nonetheless compelled to disclose any such information or matters by a court or authority of competent jurisdiction, 1st Party may disclose such information without liability hereunder; provided, however, that 1st Party gives 2nd Party written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon request of 2nd Party, uses its best efforts to obtain assurances that strictly confidential treatment will be accorded to such information. In addition, either party may provide copies of this Agreement to its attorneys or tax advisors, provided that (a) such attorneys or tax advisors agree in writing to keep the existence, terms and provisions hereof strictly confidential or (b) such persons otherwise comply with the terms of this Agreement.

    (g)        The parties acknowledge that the covenants and agreements set forth herein, are of a special, unique and extraordinary character. Accordingly, each party consents and agrees that if it (the “Breaching Party”) violates or breaches any of such provisions, the other party (the “Injured Party”) would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, such Injured Party shall be entitled to apply to any court of competent jurisdiction, and such Breaching Party hereby irrevocably agrees to submit to (and not to object to) any such court’s venue and jurisdiction for an injunction restraining the Breaching Party from committing or continuing any such violation of this Agreement, or for such other equitable or special relief that the Injured Party shall deem appropriate in view of such violation. Nothing in this Agreement shall be construed as prohibiting an Injured Party from pursuing any other remedy or remedies including, without limitation, recovery of damages, permitted at law or in equity.

    (h)        If any of the terms, provisions, covenants or agreements contained in this Agreement shall be deemed to be invalid or unenforceable, the remaining terms, covenants and agreements contained in this Agreement shall nevertheless remain in full force and effect and shall be enforced to the fullest extent permitted by law. In the event the Company is acquired or merged with and into another entity, the remaining obligations to Smith under this Agreement shall be assumed by the buyer or surviving entity, provided that the Company shall remain jointly and severally obligated hereunder. The benefits of this Agreement and Smith’s obligations hereunder, shall inure to the Company’s successors and assigns, including such buyer or surviving entity.

    (i)        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Facsimilie signatures and e-mailed PDF signatures shall be treated as if they are original signatures.

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CASINO ENTERTAINMENT TELEVISION, INC.

By:/s/ Kent Carasquero

Kent Carasquero

Chairman & CEO

/s/ Lawrence Smith

LAWRENCE SMITH